UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)

                           DEKALB Genetics Corporation

                                (Name of Issuer)

                       Class A Common Stock, no par value

                         (Title of Class of Securities)

                                   244878 10 4

                                 (CUSIP Number)

                               Douglas C. Roberts

                           DEKALB Genetics Corporation
                               3100 Sycamore Road
                             DeKalb, Illinois 60115
                                 (815) 758-3461

                     (Name, Address and Telephone Number of
            Person Authorized to Receive Notices and Communications)

                                December 4, 1998

                          (Date of Event which Requires
                            Filing of this Statement)

     If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

     NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d- 1(a) for other parties to whom copies are to be sent.

                       (Continued on the following pages)

1)    NAME OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Douglas C. Roberts

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP     (a) [X]
                                                         (b) [ ]

3)    SEC USE ONLY

4)    SOURCE OF FUNDS

      N/A

5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                        [ ]

6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

                         7)       SOLE VOTING POWER

                                  -0-

     NUMBER OF           8)       SHARED VOTING POWER
      SHARES
   BENEFICIALLY                   -0-
     OWNED BY
       EACH              9)       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                      -0-
       WITH

                         10)      SHARED DISPOSITIVE POWER

                                  -0-


11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      -0-

12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                         [ ]

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%

14)   TYPE OF REPORTING PERSON

      IN

1)    NAME OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Virginia Roberts Holt

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP        (a) [X]
                                                            (b) [ ]

3)    SEC USE ONLY

4)    SOURCE OF FUNDS

      N/A

5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                           [ ]

6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

                         7)       SOLE VOTING POWER

                                  -0-
     NUMBER OF
      SHARES             8)       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     -0-
       EACH
     REPORTING           9)       SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-


                        10)      SHARED DISPOSITIVE POWER

                                  -0-


11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      -0-

12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                         [ ]

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%

14)   TYPE OF REPORTING PERSON

      IN

1)    NAME OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      John T. Roberts

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP         (a) [X]
                                                             (b) [ ]

3)    SEC USE ONLY

4)    SOURCE OF FUNDS

      N/A

5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                             [ ]

6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

                         7)       SOLE VOTING POWER

                                  -0-
     NUMBER OF
      SHARES             8)       SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                     -0-
       EACH
     REPORTING           9)       SOLE DISPOSITIVE POWER
      PERSON
       WITH                       -0-

                         10)      SHARED DISPOSITIVE POWER

                                  -0-


11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      -0-

12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                             [ ]

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%

14)   TYPE OF REPORTING PERSON

      IN

1)    NAME OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Charles C. Roberts

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP          (a) [X]
                                                              (b) [ ]

3)    SEC USE ONLY

4)    SOURCE OF FUNDS

      N/A

5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                             [ ]

6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

                        7)       SOLE VOTING POWER

                                 -0-

     NUMBER OF          8)       SHARED VOTING POWER
      SHARES
   BENEFICIALLY                  -0-
     OWNED BY
       EACH             9)       SOLE DISPOSITIVE POWER
     REPORTING
      PERSON                     -0-
       WITH

                        10)      SHARED DISPOSITIVE POWER

                                 -0-


11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      -0-

12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                         [ ]

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%

14)   TYPE OF REPORTING PERSON

      IN

1)    NAME OF REPORTING PERSONS.
      I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Mary R. Roberts

2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF GROUP      (a) [X]
                                                          (b) [ ]

3)    SEC USE ONLY

4)    SOURCE OF FUNDS

      N/A

5)    CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEMS 2(d) OR 2(e)                         [ ]

6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      United States of America

                         7)       SOLE VOTING POWER

                                  -0-

                         8)       SHARED VOTING POWER
     NUMBER OF
      SHARES                      -0-
   BENEFICIALLY
     OWNED BY            9)       SOLE DISPOSITIVE POWER
       EACH
     REPORTING                    -0-
      PERSON
       WITH              10)      SHARED DISPOSITIVE POWER

                                  -0-

11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
      PERSON

      -0-

12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES                                         [ ]

13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%

14)   TYPE OF REPORTING PERSON

      IN

     This Amendment No. 3 to Schedule 13D amends the Schedule 13D of the Filing Persons dated January 31, 1996, as amended by Amendment No. 1 thereto dated February 9, 1998 and Amendment No. 2 thereto dated May 9, 1998 relating to Class A Common Stock, no par value ("Class A Common Stock"), of DEKALB Genetics Corporation, a Delaware corporation (the "Company").


ITEM 3. SOURCE AMOUNT OF FUNDS OR OTHER CONSIDERATION.

        Not Applicable

ITEM 4. PURPOSE OF TRANSACTION.

        Not Applicable

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER.

     Item 5 is hereby amended and restated in its entirety as follows:

     (a), (b), (c) and (e):

     On December 4, 1998 each Filing Person ceased to be the beneficial owner of shares of Class A Common Stock by virtue of the purchase of all shares of Class A Common Stock beneficially owned by such Filing Person by Corn Acquisition Corporation ("Purchaser"), a Delaware corporation and a wholly owned subsidiary of Monsanto Company, pursuant to the Purchaser's offer to purchase all of the outstanding capital stock of the Company for $100 per share, net to the seller in cash. The number of shares of Class A Common Stock beneficially owned by each Filing Person prior to the purchase was as follows: Douglas C. Roberts - 2,707,650 shares; Virginia Roberts Holt - 2,687,897 shares; John T. Roberts - 2,719,783 shares; Charles C. Roberts - 2,671,650 shares; and Mary R. Roberts - 2,671,650 shares.

ITEM 6.  CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR
         RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE
         ISSUER.

         Not Applicable

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Not Applicable

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     December 4, 1998.

                                          DOUGLAS C. ROBERTS


                                           /s/ Douglas C. Roberts
                                         -------------------------------
                                               Douglas C. Roberts

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     December 4, 1998.

                                        VIRGINIA ROBERTS HOLT


                                         /s/ Virginia Roberts Holt
                                        -------------------------------
                                             Virginia Roberts Holt

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     December 4, 1998.

                                           JOHN T. ROBERTS


                                           /s/ John T. Roberts
                                           --------------------------
                                               John T. Roberts

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     December 4, 1998.

                                            CHARLES C. ROBERTS


                                             /s/ Charles C. Roberts
                                            ----------------------------
                                                 Charles C. Roberts

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

     December 4, 1998.

                                            MARY R. ROBERTS


                                            /s/ Mary R. Roberts
                                            -------------------------
                                               Mary R. Roberts